FOR IMMEDIATE RELEASE
September 2, 2025

BluSky AI Executes Purchase and Sale Agreement for its Fifth AI Factory Location.

The Strategic 36-Acre Site in Walsenburg, Colorado Expands Neocloud Network.

BluSky AI Inc. (OTCID: BSAI) (“BluSky AI” or the “Company”), Headquartered in Salt Lake City, Utah, is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories. As a provider of GPU-as-a-Service, today announced the execution of a Purchase and Sale Agreement (PSA) with Snowy River Ranches LLC for the acquisition of a 36.06-acre parcel in Huerfano County, Colorado. The site, located at 1 Hwy 69/Indian Pool Ranch, Walsenburg, CO 81089, is positioned for deployment of up to 15 megawatts (MW) of scalable compute capacity.

The agreement, dated August 26, 2025, marks a significant milestone in BluSky AI’s national expansion strategy. The property—designated as LOT 1 INDIAN POOL RANCH offers direct access to regional energy infrastructure and is adjacent to key transmission corridors, making it ideal for high-density, energy-optimized modular development.

“This acquisition reflects our commitment to the continued efforts to AI compute while aligning with local economic development and environmental stewardship,” said Trent D’Ambrosio, CEO of BlueSky AI. “Walsenburg represents a convergence of power availability, infrastructure readiness, and community partnership—core pillars of our deployment model.”

Under the terms of the PSA, BluSky AI will take title to the property with ownership structure to be completed prior to closing. The contract is non-assignable and includes all appurtenant rights, easements, and improvements associated with the parcel. The site is currently zoned for non-residential use and will be developed in accordance with state and county permitting frameworks.

The Walsenburg site joins a growing portfolio of energy-rich locations across the Mountain West and Southwest, including recent acquisitions in Utah, Arizona, and Nevada. BlueSky AI’s modular architecture enables rapid deployment, flexible scaling, and ESG-aligned operations tailored to regional grid dynamics.

For inquiries or program details, contact:

Trent D’Ambrosio
CEO, BluSky AI Inc.
trentdambrosio@bluskyaidatacenters.com
www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories providing speed-to-market and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties. Forward-looking statements in this news release include statements with respect to the potential impact and usage of the Company’s. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.